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                                                ROFIN-SINAR TECHNOLOGIES




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                                              Contact:     Katharina Manok
                                                               ROFIN-SINAR
                                                     011-49-40-733-63-4256
                                                              ir@rofin.com

                    ROFIN ACQUIRES FILASER'S ASSETS
           INCLUDING ITS UNIQUE LASER CUTTING TECHNOLOGY

PLYMOUTH, Michigan/PORTLAND, Oregon, February 28, 2014 - ROFIN-SINAR Technologies Inc. (ROFIN), one of the world's leading developers and manufacturers of laser sources and laser-based solutions and FiLaser USA LLC. (FiLaser), Portland, Oregon, specialists in developing and designing singulation processes for brittle materials, announce that they have entered into an Asset Purchase Agreement, under which ROFIN will acquire the assets of FiLaser and subsidiaries. The transaction contains all intellectual property including trademarks, know-how, patents and patent applications of FiLaser. The transaction, which is subject to customary closing conditions, is expected to close in March 2014.

"We are proud that FiLaser selected ROFIN to market this technology. With the signing of the Asset Purchase Agreement, we are able to upgrade and complement our comprehensive ultra-short pulse laser offering with a specialized unique technology for the cutting of brittle materials, like glass and sapphire. The commercialization of this technology is an important step for the industry in improving the cutting performance of these materials and subsequently the wider use of laser technology," said Gunther Braun, President and CEO of ROFIN. "We look forward to further developing and applying this technology to a broader range of materials."

Jeffrey Albelo, CEO and Chairman of FiLaser, also commented on the transaction: "ROFIN is an ideal technology commercialization vector, bringing scale, experience and integration prowess to bear on the problems of technology development and dissemination. We believe the nexus of FiLaser innovation and ROFIN expertise in systems and lasers to be a winning combination. It enables optimal capture in the broadest market cross-section and greatly improves the adoption profile. We expect great things and we are excited to have our technology become a part of the ROFIN technology portfolio."

With over 35 years of experience, ROFIN-SINAR Technologies is a leading developer, designer, and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland,


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Singapore, and China. ROFIN currently has more than 49,000 laser units installed worldwide and serves more than 4,000 customers. The Company's shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: www.rofin.com.

FiLaser has developed advanced laser process technology used for precision cutting and drilling of brittle materials including glass, sapphire and semiconductor substrates. Its applications are found in the touch panel, LCD, cell phone display, LED, and semiconductor markets. FiLaser's laser cutting technology replaces current mechanical and laser methods of machining with a technologically superior process that provides multiple benefits to its customers. FiLaser's core competencies are in lasers, laser design and laser applications development. FiLaser is headquartered in Portland, Oregon. Additional information is available on the company's website www.filaser.com.